UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

PaineWebber R&D Partners III, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Rule Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which the transaction applies:

Limited Partnership Units

2)	Aggregate number of securities to which transaction applies:

50,000

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

4)	Proposed maximum aggregate value of transaction:

N/A

5)	Total fee paid:

N/A

☐	Fee previously paid with preliminary materials: N/A

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: N/A

2)	Form, Schedule or Registration Statement No.: N/A

3)	Filing Party: N/A

4)	Date Filed: N/A

RE:	R&D III Proxy to Liquidate ACTION REQUIRED

INTERNAL USE ONLY

Please be advised that your clients who own PaineWebber R&D Partners III, L.P. (Security #JT8AD2) (the “Partnership”) will be receiving a proxy seeking their vote to sell the remaining shares of Genzyme Corporation (24,270 shares; GENZ) and Repligen Corporation (85,300 shares; RGEN). This will result in a final distribution and liquidation. You can find a copy of the Proxy and consent form at the following link:

(NEED LINK HERE)

If a majority of the Limited Partners (“LPs”) vote to liquidate, the general partner, PaineWebber Development Corporation (“PWDC”) will contribute approximately $1.5 million to the Partnership’s capital, prior to the final distribution and liquidation. The distribution is estimated to be $65.76 per initial $1,000 Unit of investment, depending on liquidation costs. PWDC is recommending the LPs VOTE FOR THE PROPOSED SALE AND LIQUIDATION. Your client has previously received $1,483 in cash per Unit. In addition, clients received warrants to purchase the common stock of several companies in the Partnership’s original portfolio. The value of the warrants ranged from approximately $98 per Unit, based on the respective distribution dates, to $1,100 per Unit, at the peak stock price during the exercise period.

Pursuant to the Partnership Limited Partnership Agreement, a vote of the LPs is required to sell all or substantially all of Partnership’s assets. A vote for the Proposal was recommended for various reasons detailed in the proxy, some of which include the fact the Partnership was formed to fund R&D projects, not primarily hold stock. Holding stock in a partnership format is costly and upon a vote to liquidate PWDC will contribute approximately $1.5 million to Partnership capital. AS A MAJORITY VOTE IS NEEDED, PLEASE MAKE SURE YOUR CLIENT VOTES AS SOON AS POSSIBLE, BUT NO LATER THAN MARCH 28, 2007. As the Consent Form has a barcode for your client, your client MUST use the Consent Form they received in the mail. If a duplicate Consent Form is required, D.F. King will need to be called at 800-901-0068.

The liquidation of the Partnership had been delayed due to the Partnership’s ownership of 133 Units of Cephalon Clinical Partners, L.P. (“CCP”). CCP was formed to fund clinical trials for the demonstration of the efficacy of Myotrophin® , a drug developed by Cephalon Inc. for the alleviation of symptons caused by amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). Cephalon Inc. recently offered to purchase units of CCP at a price of $1,000 per Unit and the Partnership accepted the offer for reasons detailed in the Proxy. Amongst those reasons, was the fact that the prior clinical trials of the drug were inconclusive, there is a limited supply of the drug and re-establishing manufacturing would be costly, and the Partnership, through a third party, had marketed its CCP interests with no success.

If you have any questions, please call D.F. King, the Proxy Solicitor at 800-901-0068 or PWDC at 800-852-6570.